Exhibit 10.1

DESCRIPTION OF AMENDMENTS TO RESTRICTED STOCK AGREEMENTS

                 On April 6, 2005, the Board of Directors of the Company adopted resolutions providing that all restricted shares of Rockwell Collins, Inc. listed below heretofore issued as distributions in respect of outstanding restricted shares of Common Stock of the Company held by the directors of the Company listed below, shall be deemed fully earned effective as of May 2, 2005:

Director	Number of Shares of Common Stock of Rockwell Collins, Inc.
Alewine, Betty C.	1,611
McCormick, William T., Jr.	2,618
Rockwell, Bruce M.	2,218
Toot, Joseph F., Jr.	3,418